SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Gentherm Incorporated

(Name of Registrant as Specified in its Charter)

___________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Gentherm Incorporated

21680 Haggerty Road

Suite 101

Northville, Michigan 48167

____________________

NOTICE OF ANNUAL MEETING

____________________

Dear Shareholder:

On Wednesday, May 7, 2014, Gentherm Incorporated (the “Company,” “Gentherm,” “we” or “us”), will hold its 2014 Annual Meeting at the Company’s offices located at 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. The meeting will begin at 9:30 a.m. (local time).

Only holders of the Company’s common stock at the close of business on the record date, April 1, 2014, are eligible to vote at the Annual Meeting or any adjournments or postponements that may take place. At the Annual Meeting, the Company’s shareholders will be asked to consider and act on the following matters:

1.The election of nine directors named in the accompanying proxy statement to the Board of Directors;

2.The ratification of the appointment of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the year ended December 31, 2014;

3.The approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.Such other business as may properly be presented at the meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed proxy and return it in the prepaid envelope as promptly as possible to ensure your representation at the meeting and to save us the expense of additional solicitation.

A copy of our 2013 Annual Report, which includes audited financial statements for the year ended December 31, 2013, is being mailed with this Proxy Statement.

By order of the Board of Directors,

Kenneth J. Phillips

Secretary

April 14, 1014

GENTHERM INCORPORATED
PROXY STATEMENT

Annual Meeting of Shareholders

May 7, 2014

QUESTIONS AND ANSWERS

Q:	Who is soliciting my vote?
A:

The Board of Directors (the “Board of Directors” or the “Board”) of Gentherm Incorporated is soliciting your proxy, as a holder of the Company’s common stock, for use at the Company’s 2014 Annual Meeting and any adjournment or postponement of such meeting (the “Annual Meeting”).  The Annual Meeting will be held on Wednesday, May 7, 2014 at 9:30 a.m. (local time) at the Company’s offices located at 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

We expect the notice of annual meeting, proxy statement and form of proxy will be first sent or given to shareholders on or about April 14, 2014.
Q:	What am I voting on?
A:	You are being asked by the Board of Directors to vote on three items:

Proposal 1: The election of nine directors named in this proxy statement to the Board of Directors. The election is described on page 6 and information about the nominees can be found beginning on page 9.

Proposal 2: The ratification of the appointment of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the year ended December 31, 2014. The ratification is described beginning on page 6.

Proposal 3: A proposal to approve, on an advisory basis, the compensation of our named executive officers. This proposal is described beginning on page 8.

We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as recommended by the Board of Directors or, if the Board of Directors gives no recommendation, in their own discretion.  Specifically, proxies solicited by this Proxy Statement may be voted in favor of any motion to adjourn or postpone the Annual Meeting for a specific time or indefinitely.

Q:	How does the Board of Directors recommend I vote?
A:	The Board of Directors recommends a vote
(i) FOR each of its nominees to serve on the Board of Directors;
(ii) FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ended December 31, 2014; and
(iii) FOR the approval of the compensation of our named executive officers.

Q:	Who is entitled to vote?
A:

You may vote if you owned shares of our common stock at the close of business on April 1, 2014, the record date, provided such shares are held directly in your name as the shareholder of record or are held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a shareholder of record and a beneficial owner?
A:

Shareholders of Record. If your common shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote in person at the annual meeting.

Beneficial Owners. Many of our shareholders hold their common shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not attend the annual meeting or vote these shares in person at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

Q:	How do I vote?
A:

Shareholders of Record.  You may vote by completing, signing and dating each proxy card you receive and return it in the prepaid envelope.  In addition, you can attend the Annual Meeting and vote in person.  Even if you plan to be present at the Annual Meeting, we encourage you to vote your shares prior to the meeting.

Beneficial Owners.  You may vote by completing, signing and returning each voting instruction card provided by your broker, bank or other nominee, and you may have the option to vote your shares via the internet or telephone.  If you want to vote such shares in person at the Annual Meeting, you must obtain a proxy from your broker, bank or other nominee giving you the power to vote such shares.

Q:	If I return a proxy card, can I revoke my proxy?
A:

Shareholders of Record.  You have the right to revoke your proxy at any time before the meeting by notifying the Company of your revocation or by returning a later-dated proxy card to the Company. If you wish to revoke your proxy, notification or a later-dated proxy card must be sent to Kenneth J. Phillips, Secretary of Gentherm Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167, and received by Mr. Phillips no later than 5:00 p.m. Eastern Daylight Time on May 6, 2014.

Your attendance at the meeting will not have the effect of revoking any proxy you have given unless you give written notice of revocation to Mr. Phillips before the proxy is voted.
Beneficial Owners. If you hold your shares through a bank, broker or other nominee, you should contact such person prior to the time such voting instructions are exercised.

Q:	What if I do not vote for some of the items listed on my proxy card or voting instruction card?
A:

Shareholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to certain matters, will be voted in accordance with the recommendations of the Board of Directors on such matters or if the Board of Directors gives no recommendation, then in the discretion of the proxy holders.

Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice and return the voting instruction card, the bank, broker or other nominee will determine if it has the discretionary authority to vote on each applicable matter. Under applicable law, a bank, broker or nominee has the discretion to vote on routine matters, including the ratification of the appointment of an independent registered public accounting firm. For all other matters at the 2014 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

Q:	What does it mean if I get more than one proxy card or voting instruction card?
A:

If your shares are registered differently or are in multiple accounts, you may receive more than one proxy card or voting instruction card. Sign and return, or otherwise vote, all proxy cards and voting instruction cards to ensure that all your shares are voted. Whenever possible, we encourage you to have all accounts registered in the same name and address. You can accomplish this by contacting your nominee and/or our transfer agent.  Our transfer agent is Computershare, P.O. Box 30170, College Station, TX 77842-3170; Telephone: (800) 962-4284.

Q:	If two or more shareholders share an address, how many copies of proxy materials and the Company’s annual report will they receive?
A.

If you and another shareholder share an address, we may deliver to that address one copy of our proxy materials and one copy of the Company’s annual report.  If you and another shareholder share an address and are currently receiving multiple copies of our proxy materials and the Company’s annual report, you can request that only one copy of all future deliveries of proxy materials and the Company’s annual report be delivered to such address by contacting Computershare, P.O. Box 30170, College Station, TX 77842-3170 or (800) 962-4284. Alternatively, if you and another shareholder sharing an address are receiving only one copy of proxy materials or the Company’s annual report but you wish to each receive separate copies of such items, contact Computershare at the address or telephone number above. Upon request, the Company will promptly send you a separate copy of such materials.

Q:	What vote is required for each of the three proposals?
A:

As of the record date, April 1, 2014, 35,339,561 shares of the Company’s common stock were issued and outstanding. Each common shareholder is entitled to one vote on each matter properly brought before the Annual Meeting for each common share held; however, see “Can I cumulate my votes for directors?” below. A quorum must be established before the voting may proceed. For a description of a quorum, see “What is a “quorum”?” below.

Proposal 1: With respect to the election of directors, the nine nominees who receive the most “for” votes will be elected directors. Broker non-votes will have no effect on the outcome of the vote.

However, pursuant to a new governance policy the Board adopted in early-2014, any director nominee who receives a greater number of votes “withheld” than votes “for” such election must promptly tender his or her resignation, conditioned on acceptance of the Board of Directors; provided, such policy will not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest, or if any shareholder exercises cumulative voting rights with respect to that particular election.  The Board of Directors will determine whether to accept such resignation within 90 days of the certification of the shareholder vote, and the rationale for such determination will be promptly disclosed in a public announcement.  If a director’s resignation is accepted by the Board of Directors, the Board of Directors either may fill the resulting vacancy or may decrease the size of the Board of Directors, subject to the limitations on the minimum size of our Board in our Articles of Organization or Bylaws.

Proposal 2: The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to this proposal will be necessary to ratify the appointment of Grant Thornton LLP to act as our independent registered public accounting firm for the year ended December 31, 2014. Abstentions will have the same effect as votes against the matter.  Broker non-votes will have no effect on the outcome of the vote.

Proposal 3: The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to this proposal will be necessary to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will have the same effect as votes against the matter.  Broker non-votes will have no effect on the outcome of the vote.

Other Matters: If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will generally require the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

Although the advisory votes in Proposals 2 and 3 are not binding on the Company, the Board of Directors and/or the respective Committee will take your vote into consideration in determining future activities.

Q:	What is a “quorum”?
A:

In order to transact business at the Annual Meeting, a “quorum” must be present. A quorum for the Annual Meeting is a majority of the outstanding shares entitled to vote at the Annual Meeting  as of the record date. For determining whether a quorum is present, shares represented at the Annual Meeting in person or by proxy are treated as present. Abstentions, withheld votes and broker non-votes will be counted in determining the number of shares present or represented by proxy in determining whether a quorum is present.

Q:	Can I cumulate my votes for directors at the Annual Meeting?
A:

In accordance with the Company’s Articles of Incorporation and Bylaws, a shareholder may cumulate votes (i.e., cast for any one or more candidates a number of votes greater than the number of your shares) for directors if it gives timely notice to the Company, generally meaning not later than the close of business on the 30th day nor earlier than the 60th day prior to the first anniversary of the preceding year’s annual meeting.  Furthermore, a shareholder may only cumulate votes for nominees who were placed in nomination prior to the commencement of voting and otherwise in accordance with the Company’s Articles of Incorporation and Bylaws.

In the event a shareholder gives timely and proper notice of its intention to cumulate votes for directors, such shareholder will be entitled to cast a number of votes equal to the number of shares held multiplied by nine (the number of directors to be elected).  The shareholder may decide to cast these votes for a single nominee or to distribute such votes among two or more nominees. If any shareholder cumulates votes for directors, every other shareholder will also be entitled to cumulate votes for directors.

As of the date of this proxy statement, we had not received timely notice from any shareholder that it intends to cumulate votes at the Annual Meeting for the election of directors.

Q:	When are shareholder proposals and director nominations for the 2015 Annual Meeting due?
A:

Under the rules of the Securities and Exchange Commission (the “SEC”), if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2015 annual meeting of shareholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Kenneth J. Phillips, Secretary of Gentherm Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167) by the close of business on December 15, 2014. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any shareholder director nomination or proposal of other business intended to be presented for consideration at the 2015 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2014 annual meeting. Therefore, such notice must be received between January 7, 2015 and the close of business on February 6, 2015 to be considered timely. However, if our 2015 annual meeting occurs more than 30 days before or 60 days after May 7, 2015, we must receive nominations or proposals (A) not later than the close of business on the later of the 90th day prior to the date of the 2015 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2015 annual meeting, and (B) not earlier than the 120th day prior to the 2015 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

Q:	Is this Proxy Statement available on the Internet?
A:

This Proxy Statement is available, free of charge, at the following website: www.edocumentview.com/THRM. However, see “How do I vote?” above for a description of the only means by which you are able to vote at the Annual Meeting.

Q:	Who bears the cost of this proxy solicitation, and are there any paid solicitors?
A:	The Company will bear the entire cost of preparing, assembling and mailing the proxy materials of the Company.

We may supplement our solicitation of proxies by mail with telephone, e-mail or personal solicitation by our officers or other regular employees. In such case, we would expect our Chief Executive Officer and/or Chief Financial Officer to oversee such supplemental solicitation. We will not pay any additional compensation to any of our employees for their supplemental solicitation services. We reimburse brokerage houses and other custodians, nominees and fiduciaries upon request for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q:	Is a registered list of shareholders available?
A:	The names of shareholders of record entitled to vote at the Annual Meeting will be available to such shareholders at the Annual Meeting for any purpose reasonably relevant to such meeting.
Q:	Where can I find the voting results?
A:	We intend to announce the preliminary voting results at the annual meeting and to disclose the final voting results in a current report on Form 8-K within four business days of the annual meeting.

MATTERS TO BE VOTED ON

Proposal 1: Election of Directors

The Board of Directors currently consists of nine directors.  All directors are elected annually and serve one-year terms.  Each director will serve until a successor is duly elected and qualified or until such director’s earlier resignation, retirement or death.  The Board of Directors has re-nominated all of the current directors of the Board of Directors.  As discussed below, the Board of Directors has affirmatively determined that seven of our nine current directors are independent directors within the meaning of the applicable rules of Nasdaq; those directors currently deemed to be independent directors are Lewis Booth, Francois Castaing, Sophie Desormière, Maurice Gunderson, Carlos Mazzorin, Franz Scherer and Byron Shaw.

Each nominee has consented to be listed in this Proxy Statement and to serve as a director if elected. If any nominee is unable or declines to serve between the date of this Proxy Statement and the Annual Meeting, which we do not expect to happen, the Board of Directors may designate a substitute nominee and proxies in the attached proxy card will cast votes for the substitute nominee (unless they were previously given instructions to withhold votes for the original nominee).  Alternatively, the Board of Directors may reduce the size of the Board of Directors.

There are nine nominees for election to the Board of Directors of the Company:

Lewis Booth

Francois Castaing

Daniel Coker

Sophie Desormière

Maurice Gunderson

Oscar B. Marx III

Carlos Mazzorin

Franz Scherer

Byron Shaw

Information about each nominee can be found beginning on page 9.

Vote Required

With respect to the election of directors, the nine nominees who receive the most “for” votes will be elected directors. Broker non-votes will have no effect on the outcome of the vote.

However, pursuant to a new governance policy adopted by the Board in early-2014, any director nominee who receives a greater number of votes “withheld” than votes “for” such election must promptly tender his or her resignation, conditioned on acceptance of the Board of Directors; provided, such policy will not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest, or if any shareholder exercises cumulative voting rights with respect to that particular election.  The Board of Directors will determine whether to accept such resignation within 90 days of the certification of the shareholder vote, and the rationale for such determination will be promptly disclosed in a public announcement.  If a director’s resignation is accepted by the Board of Directors, the Board of Directors either may fill the resulting vacancy or may decrease the size of the Board of Directors.

The Board of Directors unanimously recommends a vote FOR each of the nominees.

Proposal 2: Ratification of Appointment of Grant Thornton LLP

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ended December 31, 2014, and the Board of Directors and the Audit Committee recommend that the shareholders ratify this appointment.

Although there is no requirement that the appointment of Grant Thornton LLP be terminated if the ratification fails, the Audit Committee will consider the appointment of other independent registered public accounting firms in the future if the shareholders choose not to ratify the appointment of Grant Thornton LLP. The Audit Committee may terminate the appointment of Grant Thornton LLP as our independent registered public accounting firm, and engage another independent registered public accounting firm, without the approval of shareholders at any time.

Grant Thornton LLP has served as our independent registered public accounting firm for the last seven years, and in such capacity has reported on our December 31, 2013 financial statements included in our 2013 Annual Report on Form 10-K, which was filed with the SEC on March 11, 2014. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement at the meeting if he or she desires to do so. The representative will also be available to respond to appropriate questions.

It is the Audit Committee’s policy and practice to review and approve in advance all services, audit and non-audit, to be rendered by the Company’s independent registered public accounting firm. The Audit Committee does not delegate this responsibility or any other committee function to Company management.  If a product or service arises that was not already pre-approved, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to consider and pre-approve such services between regular meetings of the Audit Committee. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is consistent with maintaining the independence of the Company’s independent registered public accounting firm. Any interim approvals granted by the Chairman of the Audit Committee are reported to the entire Audit Committee at its next regularly scheduled meeting.  Fees billed by Grant Thornton LLP for 2013 and 2012 (in thousands), all which were approved by the Audit Committee in accordance with its established policies and procedures, were as follows:

	2013	2012
Audit Fees	$1,496	$1,139
Audit-Related Fees	10	—
Tax Fees	—	—
All Other Fees	15	150
Total Fees	$1,521	$1,289

“Audit Fees” consist of fees that we paid to Grant Thornton LLP for the audit of our annual financial statements, the review of our quarterly financial statements, the audit of our internal control over financial reporting, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” consist of fees pertaining to the audit of our subsidiary’s Canadian pension plan.  “All Other Fees” consist of (a) for 2013, fees related to a Department of Energy mandated audit of our government-sponsored research and development, and (b) for 2012, fees related to an investigation of a potential merger that was not completed.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to this proposal will be necessary to ratify the appointment of Grant Thornton LLP to act as our independent registered public accounting firm for the year ended December 31, 2014. Abstentions will have the same effect as votes against the matter.  Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ended December 31, 2014.

Proposal 3: Advisory Vote on Named Executive Officer Compensation

The Board of Directors requests that shareholders provide advisory, non-binding, approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with the SEC’s rules (commonly known as a “say-on-pay” proposal). We recognize the interest our shareholders have in the compensation of our executives and we are providing this advisory proposal in recognition of that interest and as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

In a non-binding advisory vote on the frequency of the say-on-pay proposal held at our 2011 annual meeting of shareholders, shareholders voted in favor of holding say-on-pay votes annually. In light of this result and other factors considered by the Board of Directors, the Board of Directors determined that the Company would hold advisory say-on-pay votes on an annual basis until the next required advisory vote on such frequency. The next advisory say-on-pay vote will occur at our 2015 annual meeting of shareholders.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” beginning on page 31, our named executive officer compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success, and ensure alignment of the interests of such persons with our shareholders. Under this program, our named executive officers are rewarded for their service to the Company, the achievement of specific performance goals and the realization of increased shareholder value. We believe our named executive officer compensation programs also are structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure the fulfillment of our compensation philosophy and goals.

Please read the “Executive Compensation – Compensation Discussion and Analysis,” beginning on page 31, and the named executive officer compensation tables, beginning on page 37, for additional details about our named executive officer compensation program, including information about compensation paid to our named executive officers in 2013.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. We value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to this proposal will be necessary to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will have the same effect as votes against the matter.  Broker non-votes will have no effect on the outcome of the vote.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

BOARD OF DIRECTORS

The following table sets forth certain information regarding the nine nominees for election to the Board of Directors for one-year terms:

Name	Age	Biographical Information	Director Since
Lewis Booth -Audit Committee* -Nominating Committee	65

Executive Vice President and Chief Financial Officer (CFO) for Ford Motor Company from November 2008 until his retirement in 2012. Prior to his appointment to CFO, Mr. Booth held the positions of Chairman and CEO of Ford of Europe as well as President of Ford’s Asia Pacific and Africa Operations. He serves on the Board of Directors of Rolls-Royce Holdings, where he is the Chairman of the Audit Committee, a member of the Ethics and Nominations Committees and nominee for Senior Independent Director, and Mondelez International, where he is a member of the Audit Committee. He also serves as a director of University of Liverpool in America Inc. Mr. Booth, a qualified chartered management accountant, received his Bachelor’s engineering degree from Liverpool University.

			2013
Francois J. Castaing Lead Independent Director -Audit Committee -Technology Committee -Nominating Committee*	68

Retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation.  Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation, including as Vice-President of Vehicle Engineering from 1988 to 1996 and President of Chrysler International from 1996 to 1997. From 1980 to 1987, Mr. Castaing was Vice President of Engineering and Group Vice President Product and Quality of American Motors, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. He serves on the board of FIRST in Michigan: For Inspiration and Recognition of Science and Technology, a non-for-profit foundation.  Mr. Castaing is a director of publicly-traded TRW Automotive Holdings Corp., where he is a member of the Audit Committee and the Chairman of the Compensation Committee.

			2001
Daniel R. Coker President and Chief Executive Officer	61	President and Chief Executive Officer of Gentherm since 2003. Mr. Coker joined Gentherm in 1996 as Vice President of Sales and Marketing. Prior to joining Gentherm, Mr. Coker worked with Arvin, Inc. from 1986 through 1995 as Vice President and General Manager of North American Operations. Mr. Coker received his Bachelor’s degree from Tennessee Technological University.	2007

* Indicates chairperson of the named Committee.

Name	Age	Biographical Information	Director Since
Sophie Desormière -Compensation Committee -Nominating Committee	47

General Manager Marketing and Sales Senior Executive Vice President at Solvay, a Belgium-based company and a developer of specialty chemicals, since November 2010.  Previously, Ms. Desormière spent 17 years in increasingly responsible positions at Valeo, an independent industrial group focused on the design, production and sale of components, integrated systems and modules for the automotive industry, including Research & Development Product Line Director, Branch Marketing Innovation Director, Group Product Marketing Director and Comfort Enhancement Domain Director. Ms. Desormière is a graduate of the Ecole Nationale Supérieure de Chimie de Paris, the Institut de Formation du Caoutchouc and the Program for Management Development at Harvard Business School.

			2012
Maurice E.P. Gunderson -Compensation Committee* -Technology Committee -Nominating Committee	62

Managing Member of the consulting firm Shingebiss, LLC since 1999. Previously, Mr. Gunderson spent 15 years as the co-founder and Managing Director of Nth Power, a venture capital firm specializing in investments emerging from the global restructuring of the energy industry and four years at CMEA Capital, a San Francisco based venture capital firm. Mr. Gunderson received a B.A. and M.S. in mechanical engineering from Oregon State University and an M.B.A. from Stanford University. Mr. Gunderson is a director of the following privately-held companies: Contour Energy, Inc., Runway Capital Management, Radiant Capital Management, and an advisor to privately-held Auto Tech Ventures.

			2007
Oscar B. Marx, III Chairman of the Board	75

Chairman of the Board of Directors since 1999 and Interim Chief Executive Officer of the Company from October 2001 through March 2003. Mr. Marx served as President and CEO of TMW Enterprises, Inc., a private investment firm located in Troy, Michigan, from 1995 to 2001. In 1994, Mr. Marx was President and Chief Executive Officer of Electro-Wire Products (predecessor to TMW Enterprises, Inc.), a major supplier of electrical distribution systems to the automotive industry. After 32 years of service, Mr. Marx retired from Ford Motor Company in 1994 as Vice President of its Automotive Components Group (currently known as Visteon Corporation).

			1999
Carlos E. Mazzorin -Compensation Committee -Nominating Committee	72

Retired senior executive of Magna International, Inc. (from 2002 to 2010) and Ford Motor Company (from 1972 to 2002).  At Magna, Mr. Mazzorin held the position of President and COO for Magna Mirrors and then President and COO of Magna Electronics.  When Mr. Mazzorin concluded his 30 years of service at Ford in 2002, he was Group Vice President South America Operations and Asia Pacific Operations and Global Purchasing. Mr. Mazzorin currently serves on the Board of Directors of publicly-traded Bombardier Recreational Products, where he serves on the Audit and Investment and Risk Committees. Mr. Mazzorin also serves on the International Advisory Board of Komatsu Ltd. in Japan.

			2011

* Indicates chairperson of the named Committee.

Name	Age	Biographical Information	Director Since
Franz Scherer -Audit Committee -Nominating Committee	73	Chairman of the Supervisory Board at W.E.T. Automotive Systems AG since 2004 (a subsidiary of the Company since 2011). Former Chief Executive Officer of FTE Automotive Group and SIRONA Group. Dr. Scherer currently serves on the Supervisory Boards of Mannheimer AG Holding, Mannheimer Versicherungs AG, Mamax Lebensversicherungs AG and Seeburger AG. Dr. Scherer studied economics and business at the Free University Berlin and the London School of Economics, and holds a master’s degree from the University of Texas and a doctorate degree from the Free University Berlin.	2013
Byron T. Shaw II -Technology Committee* -Nominating Committee	45

Owner of Byron Shaw LLC, a consulting firm providing diligence, strategy and execution advisory services focusing on automotive technology and related services since 2012. From 2006 to 2012, Dr. Shaw worked at General Motors in various positions, most recently as Managing Director of the Silicon Valley Office for General Motors and General Motors Ventures LLC. Previously worked at BMW from 1998 to 2003 holding various positions, including Principal Technology Engineer and Manager of Advanced Technology. Dr. Shaw serves on the Board of Directors or Advisory Board of several privately-held companies, including Smalltech LLC, Project Renovo, Qualia Networks, Auto Tech Ventures, Up Shift Cars and Rotary Wing Engine. Dr. Shaw received Bachelor of Science degrees and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology and a Ph.D. in mechanical engineering/controls from University of California, Berkeley.

			2013

* Indicates chairperson of the named Committee.

Qualifications of Directors

Below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each of our directors should continue to serve on the Board and therefore be re-nominated for election at the Annual Meeting. We believe that our directors, as a whole, have an appropriate balance of knowledge, experience, skills and expertise required for the Board of Directors. We believe that our directors have a broad range of personal characteristics, including leadership, management, technological and financial experience, and the ability to act with integrity using sound judgment. We also believe that our directors provide leadership to management and are willing to commit the requisite time for preparation and attendance at Board and committee meetings.

Mr. Booth served as the Executive Vice President and Chief Financial Officer of Ford Motor Company from 2008 to 2012. As Ford CFO, Mr. Booth was responsible for all of the company’s financial operations, including the Controller’s office, treasury and investor relations. Mr. Booth’s 34-year decorated career at Ford illustrates his financial expertise and knowledge of manufacturing, operations and the investment community. His strategic expertise in the worldwide automotive industry is very important to Gentherm as we continue to expand globally.  As described in this Proxy Statement, the Board has determined that Mr. Booth is an “audit committee financial expert” in accordance with SEC rules.

Mr. Castaing’s distinguished career in the automotive industry has given him extensive experience in our most important customer market. During his tenure at some of the world’s largest automobile manufacturers, Mr. Castaing developed leadership, strategic planning and organizational skills that benefit the Company. In addition, his technical background allows him to understand the Company’s operations and assist in problem solving.

Mr. Coker has served as our President and Chief Executive Officer since 2003 after first joining Gentherm as Vice President of Sales and Marketing in 1996.  As a result, Mr. Coker has extensive knowledge of the day to day operations of our business. Mr. Coker’s product development background allows him to fully understand and manage our business. His experience as our highest ranked officer, coupled with the managerial positions he previously held in other automotive-related companies, has given Mr. Coker industry insight, leadership skills and executive management skills key to our Company’s performance.

Ms. Desormière has broad experience in product planning, product development and market analysis. Her background in these areas assists the Company in its development of long-term product strategies. In addition, the skills Ms. Desormière has developed while working at global companies with significant European operations are important as the Company integrates its worldwide operations.

Mr. Gunderson has significant financial and managerial experience stemming from his background as a venture capitalist. He has significant experience investing in growth industries, similar to the Company’s investment in new thermoelectric technologies. Mr. Gunderson sits as a director for several energy and materials-related companies and brings important leadership and governance skills to the Board. He also has an engineering background which provides him unique insights into the Company’s business and operations.

Mr. Marx, our Chairman of the Board, previously served as our Interim Chief Executive Officer. As a result, he is very familiar with the Company’s business. Mr. Marx’s experience as a senior executive at other automotive-related companies, including Ford Motor Company, give him relevant industry, managerial and strategic planning expertise key to our Company’s success.

Mr. Mazzorin has over 40 years of experience working in progressively responsible supply chain and operations management positions within the automotive industry. He served as President and Chief Operating Officer of Magna Mirrors from 2002 to 2007 and Magna Electronics from 2007 to 2010. Mr. Mazzorin brings critical supply-chain management skills to the Board.

Dr. Scherer served as the Chairman of the Supervisory Board of W.E.T. Automotive Systems AG (“W.E.T.”), a subsidiary of the Company since 2011, for approximately nine years. In addition, Dr. Scherer has served as Chief Executive Officer and Chief Financial Officer of a number of companies and has extensive and broad business experience. Dr. Scherer’s long experience at W.E.T., and the related business units that generate a majority of our revenues, are invaluable as we work to integrate our worldwide operations.  As described in this Proxy Statement, the Board has determined that Dr. Scherer is an “audit committee financial expert” in accordance with SEC rules.

Dr. Shaw has extensive experience in the automotive industry and in advanced technologies. His automotive experience is very helpful as we continue to make improvements in our seat comfort products. In addition, as we work to develop new products in other markets, Dr. Shaw’s technical expertise and guidance is extremely valuable.

EXECUTIVE OFFICERS

Officers of the Company serve at the pleasure of the Board of Directors and, to the extent applicable, in accordance with the terms of their individual service agreements.

Daniel R. Coker, 61, was appointed President and Chief Executive Officer in March 2003.  Additional information concerning Mr. Coker can be found above under the heading “Board of Directors.”

Frithjof R. Oldorff, 47, was appointed President of the Automotive business unit in July, 2013. The Automotive business unit includes our climate control seats, heated seats, heated steering wheel and heated door and armrest products.  Mr. Oldorff has also served as the Chief Operating Officer of W.E.T. since 2008 (a subsidiary of the Company since 2011).  He previously was the Director of Operations for Freudenberg from 2005 to 2007 and held various positions at Faurecia from 1995 to 2005.  Mr. Oldorff holds a Master’s degree in Mechanical Engineering and Business Administration from the University of Darmstadt.

Thomas H. Liedl, 46, was appointed President of the Gentherm Technologies business unit in July, 2013. The Gentherm Technologies business unit is organized to accelerate the development of new products, and includes our heated and cooled cup holder, thermal storage bin, heated and cooled mattress, air moving devices and automotive cable system products.  The Gentherm Technologies business unit also includes new non-automotive applications for our thermoelectric products.  Mr. Liedl has also served as the Chief Financial Officer of W.E.T. since 2008 (a subsidiary of the Company since 2011). From 1999 to 2008, he held the position of Vice-President Finance at W.E.T. He worked in public accounting for KPMG from 1994 to 1999 and holds an MBA from the University of Augsburg and a M.A. from Wayne State University.

Greg L. Steinl, 47, was appointed Vice-President of the Gentherm Electronics business unit in July, 2013.  Prior to joining Gentherm, Mr. Steinl worked for approximately two years at Dana Holding Corporation as the Director of Technology Strategy.  Prior to 2011, Mr. Steinl worked in a number of senior management positions, including Vice President of Business Development and Vice President of Engineering and Research and Development, at EControls, a developer and supplier of engine control and instrumentation products.  Mr. Steinl received a bachelor’s degree from Purdue University and an MBA from the University of Michigan.

Barry G. Steele, 43, was appointed Vice President Finance and Chief Financial Officer in 2004 and Treasurer in 2005.  Prior to joining Gentherm, Mr. Steele worked for approximately seven years in a number of senior financial management positions, including Chief Financial Officer for Advanced Accessory Systems, LLC, a global supplier of specialty accessories to the automotive industry. Prior to 1997, Mr. Steele worked for PriceWaterhouse LLP.  Mr. Steele received a bachelor’s degree from Hillsdale College in 1992 and is a Certified Public Accountant.

David J. Bomzer, 52, was appointed Vice-President of Human Resources in March, 2012.  Mr. Bomzer has worked for more than 25 years in global industrial manufacturing, pharmaceutical and high technology industries.  Before joining Gentherm, Mr. Bomzer served as a Management Consultant at The Executive Edge, Inc.  Prior to that, Mr. Bomzer was Vice President of Human Resources at CertainTeed Corporation.  Mr. Bomzer holds a B.A. from Michigan State University and a Masters in Human Resources from the University of Illinois.

Kenneth J. Phillips, 40, was appointed Vice-President, and General Counsel and Secretary in June, 2012.  Prior to joining Gentherm, Mr. Phillips was a Partner in the Detroit, Michigan office of the law firm Honigman Miller Schwartz and Cohn LLP.  Mr. Phillips graduated with a J.D. from Wayne State University and a bachelor’s degree in Accounting and Finance from Oakland University.  Mr. Phillips is a Certified Public Accountant.

CORPORATE GOVERNANCE INFORMATION

Board Meetings and Attendance by Directors

During 2013, four regular meetings and four special meetings of the Board of Directors were held. Each director attended 75% or more of the total number of meetings of the Board of Directors’ and the committees on which he or she served.

Annual Meeting of Shareholders and Attendance by Directors

The Board of Directors has adopted a policy strongly encouraging directors to attend the Company’s annual meeting of shareholders in person, or if necessary, via telephone or similar communication equipment. At the 2013 Annual Meeting of Shareholders, all seven then-current Board members standing for re-election, and the two new nominees for election, were in attendance either in person or by telephone.

Independence of the Board of Directors and Committees

The Board of Directors believes that there should be at least a majority of independent directors on the Board. The Board recently undertook its annual review of director independence in accordance with the applicable rules of Nasdaq. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, the Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Consistent with these considerations, the Board of Directors has affirmatively determined that Lewis Booth, Francois Castaing, Sophie Desormière, Maurice Gunderson, Carlos Mazzorin, Franz Scherer and Byron Shaw are, and Messrs. Devine and Donlon who served as directors during 2013 were, independent directors within the meaning of the applicable rules of Nasdaq.  The current independent directors are sometimes referred to herein as the “Independent Directors.”  Mr. Coker, our current President and Chief Executive Officer, and Mr. Marx, our Chairman of the Board, are not treated as independent by the Board.

The Independent Directors meet in a separate executive session immediately following each regular meeting of the Board of Directors or, if such a meeting is not possible, then within a reasonable period of time thereafter. The Independent Directors also hold additional meetings periodically as deemed necessary or appropriate.

In addition, each of the members of the Audit Committee, Compensation Committee, Technology Committee and Nominating Committee are independent under Nasdaq rules, and the Board has affirmatively determined that the members of the Audit Committee and Compensation Committee are independent in accordance with the additional independence rules established by the SEC and Nasdaq.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that provide a structure within which our directors and management can effectively pursue Gentherm’s objectives for the benefit of our shareholders. The Corporate Governance Guidelines provide guidelines regarding the structure, composition, procedures and compensation of the Board of Directors and committees, duties of the Board of Directors, continuing education of directors and receipt of communications from shareholders to the Board.

Majority Withheld Votes

Included in our Corporate Governance Guidelines is a policy approved by the Board in early-2014 to be followed if any nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” such election.  In such event,  the applicable director must  promptly tender his or her resignation, conditioned on Board acceptance, following certification of the shareholder vote; provided, however, that this does not apply when the number of individuals nominated for election exceeds the number of directors to be elected, including as a result of a proxy contest, or if any shareholder exercises cumulative voting rights with respect to that particular election. The Nominating Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote, recommend to the Board whether to accept such resignation. The Board will act on the Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose in reasonable detail its decision and rationale regarding the acceptance or rejection of the resignation, as applicable, in a widely disseminated press release, in a filing with the SEC or by other widely disseminated public announcement.  If a director’s resignation is accepted by the Board, the Board either may fill the resulting vacancy or may decrease the size of the Board pursuant to the Company’s Bylaws.

Director and Chief Executive Officer Stock Ownership Requirements

The Board of Directors has adopted stock ownership requirements that apply to all of our directors as well as our Chief Executive Officer. The Board of Directors believes that directors and the Chief Executive Officer should own and hold common stock of the Company to further align their interests with the interests of the Company’s shareholders. The stock ownership requirements call for each of our directors and our Chief Executive Officer to hold a minimum amount of Company common stock by the later of (1) December 31, 2015, for our directors and our Chief Executive Officer who held such positions as of December 31, 2011, or (2) four years after such individual was first appointed or elected to such position. The stock ownership requirements call for our directors and our Chief Executive to hold at least that number of shares of the Company’s common stock having a combined market value of $100,000, computed as of each regularly scheduled meeting of the Board of Directors, based on the average closing price as of the last day of the then-most recently completed twelve full calendar months. For purposes of such calculation, shares held by directors individually, by their spouses or other family members residing in their same households, in trust for their economic benefit or the economic benefit of their spouses or family members residing in their same households or in a retirement plan or deferred compensation plan for their benefit, will be included. The value of “in-the-money” vested options will be also included, but the value of unvested options or restricted stock awards will not be included. The Compensation Committee of the Board will review any non-compliance with the stock ownership requirements and recommend to the Board any actions necessary to remedy such non-compliance.

Policy for Securities Trading by Company Personnel

The Board of Directors has adopted a Statement of Policy for Securities Trading by Company Personnel. Such policy requires Company employees to adhere to trading restrictions with respect to the Company stock under various circumstances. The policy is intended to ensure compliance with the Insider Trading and Securities Fraud Enforcement Act and other relevant laws, rules and regulations governing trading by insiders. In particular, employees, officers and directors of the Company are prohibited from making trades while in possession of material, non-public information.  In addition, specified restricted persons, including officers and directors, are prohibited from trading on a short-term basis of less than six months, short sales and derivative trading generally.  The policy also prohibits employees from entering into hedging transactions.  The policy limits the use of margin accounts and pledges with the Company’s securities as such use or transactions must be pre-approved by the Chief Financial Officer and, in the case of pledges for loans, such person must demonstrate the financial capacity to repay the applicable loan without resorting to the pledged securities.

Nominating Committee

The Board of Directors has established a Nominating Committee, which consists of all of the Independent Directors, currently Ms. Desormière and Messrs. Booth, Castaing (Chair), Gunderson, Mazzorin, Scherer and Shaw.   The Nominating Committee operates under a written charter approved by the Board of Directors, which is reviewed annually by the Nominating Committee and the Board of Directors.  All members of the Nominating Committee participated in determining the nominees for election to the Board of Directors at the Annual Meeting.  All nominees for election to the Board of Directors are current members of the Board of Directors and are standing for re-election.  The Nominating Committee has regularly scheduled meetings and reports on its activities to the Board of Directors.  Two meetings of the Nominating Committee were held during 2013.

The Nominating Committee’s responsibilities include:

•	evaluating the current directors, as well as any candidates nominated or recommended by shareholders, and nominating directors for election; and
•	developing a pool of potential director candidates in the event of a vacancy on the Board of Directors.

The Board of Directors generally considers the experience, qualifications, attributes or skills appropriate that directors should have collectively. The Nominating Committee also considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a formal policy regarding the consideration of diversity.  See “Qualifications of Directors” above for a description of the diverse qualifications of our current directors.  Generally, the Nominating Committee will re-nominate incumbent directors who continue to satisfy the Company’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors and consent to continue their service on the Board of Directors.

If a vacancy on the Board of Directors occurs or the Board increases in size, the Nominating Committee will actively seek individuals that satisfy the criteria for directors and may rely on multiple sources for identifying and evaluating potential nominees, including referrals from current directors and management.  In 2013, the Nominating Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Board of Directors will consider recommendations from shareholders of director candidates that are sent on a timely basis and otherwise in accordance with the Company’s Bylaws and other applicable law and regulations. Shareholders interested in recommending director candidates must comply with the procedures outlined in the section below entitled “Security Holder Communication to the Board of Directors,” which summarizes the procedures outlined in the Company’s Corporate Governance Guidelines.  The Nominating Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other potential nominees. We did not receive any recommendations for director nominations from shareholders for the Annual Meeting. See “When are shareholder proposals and director nominations for the 2015 Annual Meeting due?” for information regarding the nomination of directors by shareholders.

Security Holder Communication to the Board of Directors

Shareholders wishing to send communications directly to the Board of Directors or to a specific member of the Board of Directors are asked to send such communications via U.S. Mail to the attention of Kenneth J. Phillips, Secretary of Gentherm Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. Shareholders sending such communications should clearly mark them as intended for delivery to the Board of Directors or to a specific member of the Board of Directors of Gentherm. Mr. Phillips has been instructed by the Board of Directors to screen each communication so received only for the limited purposes of ascertaining (1) whether such communication is indeed from a shareholder and (2) whether such communication relates to Gentherm. Mr. Phillips will promptly forward copies of all such communications that pass his limited screening to each member of the Board of Directors, in the case of communications to the entire Board of Directors, or to the particular member addressee. Delivery by Mr. Phillips will be completed by mail, facsimile or e-mail, as Mr. Phillips determines appropriate.

If a shareholder’s communication to the Board of Directors involves or concerns Mr. Phillips, or if a shareholder has another appropriate reason for communicating to the Board of Directors through a means other than through Mr. Phillips, such shareholders are asked to send such communications via U.S. Mail to the attention of either Daniel R. Coker, President of Gentherm Incorporated, or Oscar B. Marx, III, Chairman of Gentherm Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167. Any such communication to Mr. Coker or Mr. Marx should clearly state that it is a shareholder communication and should clearly state the reason it was not delivered to Mr. Phillips for further delivery to the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors has concluded that the role of Chairman of the Board should be separate from that of Chief Executive Officer. The Chairman of the Board presides at all Board and shareholder meetings and the Chief Executive Officer reports to the entire Board of Directors. We believe that, by separating these positions, the Board of Directors can provide better oversight of risks, including credit, liquidity and operational risks, faced by the Company.  In addition, given that the Board views both the Chief Executive Officer and the Chairman of the Board as not independent, the Lead Independent Director provides improved oversight by acting as a liaison between these individuals and the Independent Directors.  The Board of Directors establishes policy, adopts financial plans, approves significant changes to operational activities and provides general oversight of the business. The Chief Executive Officer is responsible for day-to-day operations and implementing the strategies approved by the Board of Directors. Other key executive officers, including the Chief Financial Officer, report either regularly or periodically to the Board of Directors.

The Board of Directors’ risk oversight is administered primarily though the following:

•	review and approval of an annual business plan, including strategy and liquidity;
•	review of a summary of one or more material risks and opportunities at each regular meeting of the Board of Directors;
•	at least quarterly review of business developments, business plan implementation, liquidity and financial results;
•	Board oversight of succession planning;
•	Board oversight of capital spending and financings, as well as mergers, acquisitions and divestitures;
•	Board oversight of the Company’s governance policies and Board structure, as well as the self-assessment process of the Board and committees;
•

Audit Committee oversight of significant financial risk exposures (including credit, liquidity, legal, regulatory and other contingencies), accounting and financial reporting, disclosure controls and internal control over financial reporting, the internal audit function, and the legal, regulatory and ethical compliance functions;

•

Compensation Committee review of executive officer compensation and its relationship to our business plans, and the review of compensation plans generally and the related incentives, risks and risk mitigants; and

•	Board and committee executive sessions, and meetings of the Independent Directors.

Lead Independent Director

The Independent Directors have appointed Francois Castaing to act as the Lead Independent Director. In such position, Mr. Castaing acts as the chairman of all meetings of the Independent Directors and has the authority to call additional meetings of the Independent Directors at any time. The Lead Independent Director also acts as a liaison between the Independent Directors, on the one hand, and the Chairman of the Board and Chief Executive Officer, on the other hand.

Audit Committee

An Audit Committee has been established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is currently comprised of three Independent Directors, Messrs. Booth (Chair), Castaing and Scherer. The Audit Committee operates under a written charter approved by the Board of Directors, which is reviewed annually by the Audit Committee and the Board of Directors.  The Audit Committee has regularly scheduled meetings and reports on its activities to the Board of Directors.  The Audit Committee held five meetings during 2013.

The Audit Committee’s responsibilities include:

•

providing general oversight of accounting, auditing and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of internal control over financial reporting, disclosure controls and the internal audit function;

•	reviewing our reports filed with or furnished to the SEC that include financial statements or results;
•	monitoring compliance with significant legal and regulatory requirements and other risks related to financial reporting and internal control over financial reporting; and
•	the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Grant Thornton LLP.

The Board has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee.

The Board of Directors has also reviewed the experience, qualifications and skills of each member of the Audit Committee and determined that Mr. Booth and Dr. Scherer are each “audit committee financial experts” in accordance with SEC rules. Mr. Booth’s experience that qualifies him as an audit committee financial expert includes his previous experience as the Executive Vice President and Chief Financial Officer for Ford Motor Company.  Dr. Scherer’s experience that qualifies him as an audit committee financial expert includes his previous experience as the Chief Executive Officer and Chief Financial Officer of multinational companies. The designation of an “audit committee financial expert” does not impose upon such persons any duties, obligations or liability that are greater than those which are generally imposed on each of them as a member of the Audit Committee and the Board of Directors, and such designation does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

Compensation Committee

The Compensation Committee is currently comprised of three Independent Directors, Ms. Desormière and Messrs. Gunderson (Chair) and Mazzorin. The Board of Directors has determined that the current members of the Compensation Committee qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter approved by the Board of Directors, which is reviewed annually by the Compensation Committee and the Board of Directors.  The Compensation Committee has regularly scheduled meetings and reports on its activities to the Board of Directors.  The Compensation Committee held five meetings during 2013.

The Compensation Committee’s responsibilities include:

•

evaluating the Chief Executive Officer’s and all other executive officers’ performance, including with respect to established goals and objectives, and making recommendations to the Board of Directors concerning all direct and indirect compensation, benefits and perquisites (cash and non-cash) for the executive officers based on such evaluation;

•	administering the incentive and equity plans of the Company, including recommending or approving equity grants;

•	reviewing the Company’s compensation policies and practices for all employees, at least annually;
•	recommending or approving the non-employee director compensation program; and
•	reviewing compensation disclosures in the Company’s proxy statement and other reports filed with or furnished to the SEC.

The compensation of our executive officers who also act as executive officers of our subsidiary, W.E.T., was set by written agreements previously entered into by and between W.E.T. and such executive officers. Until a Domination and Profit and Loss Transfer Agreement was registered in 2013, giving Gentherm the power to direct specific actions be taken by W.E.T., the Compensation Committee had no power to directly influence the compensation of such individuals. Until that time, decisions concerning compensation of W.E.T.-employed executive officers were made by the W.E.T. Supervisory Board and not by the Board of Directors of Gentherm.  As a result of the registration of the DPLTA and Gentherm’s subsequent acquisition of all of the remaining minority shares in W.E.T. in late 2013, the Compensation Committee has the power to directly negotiate future compensation terms and agreements upon expiration of the existing written agreements.

The Compensation Committee may delegate any of its responsibilities to subcommittees as the Compensation Committee deems appropriate. The Committee has the authority to retain independent compensation consultants to assist in the evaluation of compensation, and has the sole authority to retain and terminate such firms and to approve their fees and other retention terms. The Compensation Committee also has authority to retain other advisors. No compensation consultants were retained by the Compensation Committee in 2013 for the purpose of determining or recommending the amount or form of compensation for our directors or executive officers.

Recommendations regarding compensation of executive officers (including recommending bonus formulas and plans, performance measures, compensation and award levels, and payout amounts) and non-employee directors are generally made by management after review by the Chairman of the Board. The Company’s Vice President of Human Resources generally prepares materials and agendas for Compensation Committee meetings, attends the meetings and keeps the minutes of the meetings, but is excused from portions of the meetings as determined by the Compensation Committee. The Chief Executive Officer is also invited to attend Committee meetings but is not present during voting or deliberations regarding his compensation.

In evaluating recommendations regarding compensation, the Compensation Committee relies primarily on its members’ review of information from various publications and hired consultants, their extensive experience with compensation practices in other businesses, information included in proxy statements of similar companies with comparable market capitalization and comparable revenues, and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of all relevant circumstances.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, Ms. Desormière and Messrs. Gunderson and Mazzorin served as members of the Compensation Committee.  None of these individuals was an officer or employee of the Company during 2013 or has ever been an officer or employee of the Company.  During 2013, none of the members of the Compensation Committee had any relationship required to be disclosed pursuant to SEC rules regarding disclosure of related person transactions. In addition, during 2013, none of the Company’s executive officers served on the board of directors or compensation committee (or committee performing equivalent functions) of any other entity that had one or more executive officers serving on the Company’s Board of Directors or Compensation Committee.

Technology Committee

A Technology Committee was established in 2013 by the Board of Directors. The Technology Committee is currently comprised of Messrs. Shaw (Chair), Castaing and Gunderson.  The Technology Committee evaluates and advises management with respect to the development and use of technology by the Company, including providing advice on long-term strategic goals of the Company’s research and development initiatives.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code of Business Conduct and Ethics addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality.

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or a waiver from, a provision in our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the code definition enumerated in SEC, Regulation S-K, Item 406(b) by posting such information on our website at www.gentherm.com under the “About Us” section within four business days following the date of the amendment or waiver.

Availability of Corporate Policies and Committee Charters

A current copy of each of the Corporate Governance Guidelines, Policy for Securities Trading by Company Personnel, the Code of Ethics, and each charter of the Board committees is available to shareholders at the Company’s website, at www.gentherm.com under the link “About Us”; a copy may also be obtained free of charge by delivering written request to: Kenneth J. Phillips, Secretary of Gentherm Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

Related Person Transactions

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has adopted, by written board resolution, a policy with respect to proposed related party transactions. In general, it is Gentherm’s policy to submit all proposed related party transactions (those that may require disclosure under Regulation S-K, Item 404) to the Independent Directors for approval. Only those related party transactions approved by the Independent Directors will be consummated. The policy instructs the Independent Directors only to approve those transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party and otherwise is in the best interests of the Company and its shareholders. If an Independent Director has any interest in a related party transaction presented to the Independent Directors for approval, such director is required to abstain from the vote to approve or not approve the transaction. Examples of related party transactions covered by our policy are transactions in which any of the following individuals has or will have a direct or indirect material interest: any of our directors or executive officers, any person who is known to us to be the beneficial owner of more than five percent of our common stock, and any immediate family member of one of our directors or executive officers or person known to us to be the beneficial owner of more than five percent of our common stock. Transactions that involve any salaried employees generally are not covered by this approval policy, but otherwise addressed in our Code of Business Conduct and Ethics. Our policy also requires that all related party transactions be disclosed in our filings with the SEC to the extent required by the SEC’s rules, and that they be disclosed to the full Board of Directors.

Transactions with Related Persons During 2013

John Marx, our Vice President of Business Planning and Advanced Product Commercialization, is the son of our Chairman of the Board, Oscar B. Marx. Brian Coker, an applications engineer and employee of the Company, is the son of our President and Chief Executive Officer, Daniel Coker.  The Compensation Committee and the Independent Directors have reviewed and approved the compensation paid to John Marx and Brian Coker in 2013. In 2013, total compensation paid to John Marx was comprised of the following: approximately $360,000 in cash compensation (inclusive of 401(k) employer matching contributions), perquisites valued at approximately $3,000, delivery of 18,000 shares of restricted stock awards and delivery of 40,000 options having an exercise price of $19.10 per share, the fair market value of the underlying shares at the time of issuance. In 2013, total compensation paid to Brian Coker was comprised of the following: approximately $118,000 in cash compensation (inclusive of 401(k) employer matching contributions), and perquisites valued at approximately $4,000.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below under the caption “Executive Compensation – Compensation Discussion and Analysis” with our management, including Messrs. Coker and Steele. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the annual report on Form 10-K for the year ended December 31, 2013.

By the Compensation Committee

Maurice Gunderson, Chairman

Sophie Desormière

Carlos Mazzorin

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed, and discussed with management our financial statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013. The Audit Committee has discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP, the above-described financial statements. In addition, we have discussed with Grant Thornton LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended and as adopted by the Public Company Accounting Oversight Board.

The Audit Committee also has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board and we have discussed with that firm its independence. We have considered whether the provision of permissible non-audit services is compatible with maintaining the accountant’s independence. We also have discussed with management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for internal controls and the financial reporting process. The independent accountants engaged by the Company are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and of the effectiveness of our internal control over financial reporting and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the reports of Grant Thornton LLP with respect to the audited financial statements, and relying thereon, the Audit Committee has recommended to the Board of Directors the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

By the Audit Committee

Lewis Booth, Chairman

Francois Castaing

Franz Scherer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Significant Shareholders

The table below sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 1, 2014 (except that, as noted below, certain information is based on Schedule 13G reports filed by the beneficial owner as of a date prior to such date) by each person known to us to be a beneficial owner of more than 5% of our outstanding Common Stock. Beneficial ownership includes any shares which a person has the right to acquire within 60 days after the date of calculation, including shares that may be acquired upon exercise of outstanding stock options, warrants to purchase stock or other convertible securities. The “percent of class” calculation for each person is based on this inclusive definition of beneficial ownership for such person. Except as expressly noted, each person listed has sole voting power and investment power with respect to all shares of Common Stock listed as beneficially owned by such person.

	Common Stock
Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Blackrock, Inc.	2,439,404	(a)	6.9%
40 East 52nd Street
New York, NY 10022

(a)	Based on Schedule 13G/A filed on January 29, 2014. The Beneficial Owner has the sole power to vote 2,341,594 shares and the sole power to dispose of 2,439,404 shares.

Beneficial Ownership of Directors and Executive Officers

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of April 1, 2014 by each director, each Named Executive Officer, and all of the directors and executive officers as a group. The “Named Executive Officers” include (1) our Chief Executive Officer (CEO), (2) our Chief Financial Officer (CFO), (3) our three most highly compensated executive officers other than our CEO and our CFO who were serving as executive officers at the end of 2013 and (4) an additional individual who would have been included in (1) through (3), except that he was not serving as an executive officer at the end of 2013 but is required to be included pursuant to SEC rules.  In light of the significant contribution to Gentherm’s consolidated revenues and earnings by W.E.T. Automotive Systems AG (W.E.T.), W.E.T. executive officers are treated as having been executive officers for purposes of the forgoing determination, even if they were not also executive officers of Gentherm at the relevant time.  Beneficial ownership includes any shares which a person has the right to acquire within 60 days after the date of calculation, including shares that may be acquired upon exercise of outstanding stock options. The “percent of class” calculation for each person is based on this inclusive definition of beneficial ownership for such person. Each person listed has sole voting power and investment power with respect to all shares of Common Stock listed as beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owner	Shares (a)	Stock Options
Lewis Booth (Director)	4,367	—	*
Francois Castaing (Director)	7,840	20,000	*
Sophie Desormière (Director)	6,354	—	*
Maurice Gunderson (Director)	7,840	50,000	*
Oscar B. Marx, III (Director)	481,102	50,000	1.5%
Carlos Mazzorin (Director)	7,840	10,000	*
Franz Scherer (Director)	2,800	—	*
Byron Shaw (Director)	2,800	—	*
Daniel Coker (Director, President and CEO)	75,634	40,000	*
Frithjof Oldorff (President Automotive Business Unit)	—	—	—
Thomas Liedl (President Gentherm Technologies Business Unit)	—	—	—
Greg Steinl (Vice-President Electronics Business Unit)	30,000	10,000	*
Barry Steele (Vice President of Finance, Chief Financial Officer and Treasurer)	44,280	—	*
Caspar Baumhauer (Former CEO of W.E.T.)	—	—	—

All executive officers and directors as a group (15 persons), including the above individuals	753,357	190,000	2.7%

*	Less than 1%.

(a)Includes unvested restricted shares as follows: Lewis Booth, 2,800 shares; Francois Castaing, 2,800 shares; Sophie Desormière, 2,800 shares; Maurice Gunderson, 2,800 shares; Oscar B Marx, III, 2,800 shares; Carlos Mazzorin, 2,800 shares; Franz Scherer, 2,800 shares; Byron Shaw, 2,800 shares; Daniel Coker, 59,250 shares; Greg Steinl, 30,000 shares; Barry Steele 38,750 shares; and all executive officers and directors as a group, 232,900 shares.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2013, with respect to our shares of common stock that may be issued under our existing equity compensation plans.  There are no equity compensation plans that were not approved by shareholders as of December 31, 2013.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Common Shares Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders:
2013 Plan:	693,967	(1)	$19.64	(4)	2,720,332
2011 Plan:	544,250	(2)	$12.73	(4)	—
2006 Plan:	755,426	(3)	$7.99		—
1997 Plan:	193,500	(3)	$7.77		—
Total:	2,187,143				2,720,332
(1)	Consists of 510,000 outstanding options to purchase common stock and 183,967 outstanding shares of unvested restricted stock.
(2)	Consists of 484,250 outstanding options to purchase common stock and 60,000 outstanding shares of unvested restricted stock.
(3)	Consists only of outstanding options to purchase common stock.
(4)	Excludes restricted stock, which have no exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to us during or with respect to 2013, or written representations that no filings on Form 5 were required, we believe that during 2013 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were complied with, except as follows: Lewis Booth filed a Form 3 late and a Form 4 late with respect to restricted stock grants in January, 2013; Form 4s were filed late with respect to option exercises in May, 2013 by each of Stephen Davis and Daniel Coker; and Form 4s were filed late with respect to option and restricted stock grants to the following executive officers in July, 2013: Daniel Coker, Barry Steele, David Bomzer, Kenneth Phillips, Stephen Davis, Frithjof Oldorff, Thomas Liedl and Greg Steinl.

DIRECTOR COMPENSATION

Non-employee directors of the Board receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and shareholders, and attract new non-employee directors with outstanding qualifications. Directors who are employees or officers of the Company do not receive any additional compensation for Board service.

The compensation program for non-employee directors in fiscal 2013 was the same as the compensation program for non-employee directors in fiscal 2012, except for the addition of annual fees for the members and chairman of the Technology Committee.  Cash compensation is paid in advance at the annual meeting of shareholders.

The 2013 compensation program consisted of the following compensation, in addition to reimbursement for out-of-pocket expenses, including those incurred in attending Board and committee meetings:

•	an annual fee of $50,000 ($75,000 for the Chairman of the Board);

•	an annual fee of $5,000 ($10,000 for the committee chairman) for Audit, Compensation and Technology Committee members;

•	an annual fee of $1,000 ($5,000 for the committee chairman) for Nominating Committee members; and

•

$50,000 in restricted stock granted as of the date of the annual meeting of shareholders; such restricted stock will vest on the first anniversary of the date of grant, subject to the applicable director’s continued service or retirement under the terms of the Company’s incentive equity plan.

The following table sets forth the compensation of each non-employee director in fiscal 2013:

Name	Fees Earned or Paid in Cash ($)		Restricted Stock Awards ($)(a)		Total ($)
Lewis Booth	$84,333	(b)	$70,833	(b)	$155,166
Francois J. Castaing	61,000		50,000		111,000
Sophie Desormière	56,000		50,000		106,000
John Devine(c)	—		—		—
James Donlon(c)	—		—		—
Maurice E.P. Gunderson	66,000		50,000		116,000
Oscar B. Marx, III	75,000		50,000		125,000
Carlos Mazzorin	56,000		50,000		106,000
Franz Scherer(c)	56,000	(d)	50,000		166,600
Byron Shaw(c)	61,000		50,000		111,000

(a)

All of the non-employee directors received restricted stock awards following the 2013 Annual Meeting of Shareholders with a grant date fair value of $50,000 as of such date, or 2,800 shares each, based on a closing price of $17.86 per share on the date of such meeting.

(b)

Lewis Booth was first appointed as a director effective January 1, 2013, filling a vacancy on the Board, and received, at that time, (1) a cash payment of his prorated annual compensation, or $23,333, and (2) a restricted stock award having a grant date fair value of $20,833, which was equal to 5/12 of $50,000, divided by the closing stock price on December 31, 2012 of $13.30, or 1,567 shares.  This award represented a prorated amount of the restricted stock awards granted to other non-employee directors as of the 2012 annual meeting of shareholders.

(c)	Messrs. Devine and Donlon retired from the Board of Directors, and Messrs. Scherer and Shaw were elected to the Board of Directors, effective as of May 16, 2013.
(d)	Dr. Scherer was also a member of the Supervisory Board of W.E.T. during 2013 and received €44,000, or $60,600, in respect of such service.

At December 31, 2013, each non-employee director had the following number of unexercised stock options and unvested restricted stock outstanding:  Lewis Booth, 4,367 restricted shares; Francois Castaing, 20,000 options and 2,800 restricted shares; Sophie Desormière, 2,800 restricted shares; Maurice Gunderson, 50,000 options and 2,800 restricted shares; Oscar B Marx, III, 50,000 options and 2,800 restricted shares; Carlos Mazzorin, 10,000 options and 2,800 restricted shares; Franz Scherer, 2,800 restricted shares; and Byron Shaw, 2,800 restricted shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”), composed entirely of independent directors, administers the executive compensation program of the Company, which includes an annual review of all compensation decisions relating to the Company’s executive officers.  This section of the proxy statement explains how the Company’s compensation programs are designed and operated in practice in 2013 with respect to the chief executive officer (Mr. Coker), the chief financial officer (Mr. Steele) and the other executive officers named in the “Summary Compensation Table for Fiscal 2013” (Messrs. Baumhauer, Oldorff, Liedl and Steinl) (collectively, the “named executive officers”).

“—Compensation of U.S. Executive Officers” provides information regarding the 2013 compensation program for Messrs. Coker, Steele and Steinl.  Mr. Steinl was hired in December 2012 and his compensation for 2013 was based on a competitive market for persons with electronics and technology expertise.

“—Compensation of W.E.T. Officers” provides information regarding the 2013 compensation program for Messrs. Baumhauer, Oldorff and Liedl.  They were subject to a significantly different compensation program given that they were officers of W.E.T and their compensation was governed primarily by the terms of their employment agreements with W.E.T., which were negotiated and executed prior to the Company’s acquisition of a majority interest in W.E.T. in May 2011.  In addition, Mr. Baumhauer resigned June 4, 2013.

2013 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our named executive officers, the Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting. In 2013, the Company received significant shareholder support for the compensation programs for its named executive officers. The Company's say-on-pay proposal was approved by approximately 96% of the votes cast at the 2013 annual meeting. Based on this vote, the Committee determined that no changes to our executive compensation programs were warranted as a result of such vote.

Compensation of U.S. Executive Officers

General Compensation Objectives. The Committee’s overall compensation objectives applicable to our named executive officers are to provide a compensation package intended to attract, motivate and retain qualified executives and to provide them with appropriate incentives. The Committee reviews these objectives each year and has affirmed this philosophy. The Committee implements these objectives through base salaries, bonuses, equity awards, a 401(k) Plan, a Defined Benefit Plan (for Mr. Coker) and other limited personal benefits. The Committee’s objectives and reasons for selecting each of these elements are described below.

The Committee’s compensation philosophy is to emphasize compensation that provides executives with incentives to achieve or exceed  the Company’s annual budgeted goals and increase long-term shareholder value. To that end, we have adopted a bonus plan that is based upon the achievement of subjective, individual performance goals, and we award equity incentives designed for executive retention and alignment with shareholders.  The foregoing components represent a potentially significant portion of our executives’ total compensation. Generally, the target annual bonuses are based on a percentage of an executive’s base salary and therefore changes in base salary result in a corresponding change to the bonus target.  Equity incentives are generally determined based on the executive’s position, current salary, retention and competitiveness in the market.

Comparability.  The Committee has determined that the base salaries, bonuses and total compensation, including equity compensation, paid to the Company’s named executive officers are reasonable given the compensation offered by other similarly-situated companies, based on its review of information from various publications, its extensive experience with compensation practices in other businesses, information included in proxy statements of similar companies with comparable market capitalization and comparable revenues, its engagement of compensation consultants in prior years, and its members’ subjective review of the reasonableness and fairness of proposed compensation in light of all relevant circumstances.  The list of companies which we consider to be comparable for purposes of the above analysis (based on revenue, market capitalization and industry), and for which the Committee has been provided data, are: CTS Corp, Drew Industries, Inc., Gentex Corp., Littlefuse, Inc., Measurement Specialties, Inc., Methode Electronics, Inc., Modine Manufacturing, Inc., Pulse Electronics Corp., Stoneridge, Inc. and Superior Industries International.  Our compensation consultant engaged in prior years concurred that such companies continued to represent a good comparative group for the 2013 compensation programs for named executive officers.

Base Salary. The Committee reviews base salaries of named executive officers on an annual basis and generally grants salary increases following such reviews. The Committee’s policy is to provide base salaries that it believes are necessary to attract and retain qualified executives. For all named executive officers, the Committee considers the person’s performance, position, experience and existing salary, the Company’s financial resources, and the salaries of our other officers and employees.  In addition, the Committee reviews salaries paid to similar officers at comparable companies as described above under “Comparability.”

In determining the salary of Mr. Coker, the Committee also considers his performance, demonstration of leadership and other activities. In determining the salaries of other named executive officers, the Committee generally relies on the recommendations of Mr. Coker and confirms the reasonableness of such recommendations based on the above factors.

Historically, annual base salary increases have been between 3% and 5% and represented a combination of a cost of living / inflation adjustment and a merit raise. For 2013, the Committee concluded that a market rate adjustment in base salary for named executive officers of 3% to 5% was appropriate based on a review of the factors described above, effective January 1, 2013.  In particular, the Committee increased Mr. Coker’s base salary by 4% to $530,400 and Mr. Steele’s base salary by 3.5% to $266,260.  Mr. Steinl’s annual base salary for 2013 was negotiated at $241,239, which was deemed reasonable based on a competitive market review.

Bonus. The Committee’s policy is to make a meaningful portion of an executive’s compensation contingent on achieving various subjective, individual performance goals each year. Consistent with past years, the Committee adopted a bonus plan in 2013 (the “Bonus Plan”) that focused on achievement of individual goals. The Bonus Plan is designed to encourage Company employees to operate as entrepreneurial stakeholders and reward them for bringing value to the Company by meeting or exceeding financial and operational goals. Messrs. Coker, Steele and Steinl participated in the Bonus Plan in 2013.

For 2011 through 2013, the Bonus Plan was divided into two distinct performance periods, the first half of the year and the second half of the year. Upon achievement of the applicable criteria for each half of the year, eligible employees were entitled to receive bonuses up to a pre-determined amount (as a percentage of base salary). In 2013, for each reporting period, the “target” bonuses for each named executive officer (as a percentage of base salary) were as follows: Mr. Coker, 85%, Mr. Steele, 45%, and Mr. Steinl, 45%; and the maximum bonuses possible were as follows: Mr. Coker, 100%, Mr. Steele, 65% and Mr. Steinl, 60%.  Bonuses, if earned, are paid for the distinct six month reporting period generally within two months of the end of the applicable period.

The Committee, working with management, establishes individual performance goals for each named executive officer.  The goals are broad-ranging and depend upon the individual’s position, and may include items such as eliminating or reducing specific expenses, completing engineering objectives, developing new business, streamlining operations, completing other specific projects and other similar types of goals. In addition, the performance goals are meant to be subjective, or have overriding subjective elements to them, and the Bonus Plan gives the Committee full discretion to determine if the performance goals have been met.  For 2013, the Committee determined that each named executive officer achieved his performance goals in each of two reporting periods, at least to some degree, and determined to pay bonuses to each named executive officer for each reporting period based on such analysis.  The achievement or failure to achieve the applicable criteria for one half of the year was not used to determine whether the criteria for the other half of the year had been achieved. In aggregate, earned bonuses in 2013 were (as a percentage of base salary): Mr. Coker, 88.5%; Mr. Steele, 65%; and Mr. Steinl, 54%.

Unless an exception is granted by the Committee, an employee must be employed on the bonus payment date to be eligible to receive a bonus under the Bonus Plan.   The Committee does not have a formal written policy regarding adjustment of bonus payments if the relevant performance measures or underlying facts upon which they are based are restated or otherwise adjusted in a manner that would materially increase or reduce the size of the incentive payment.

Mr. Steinl also earned a signing bonus of $100,000 in 2013 in connection with his hiring.

2014 Changes to Bonus Plan. As part of the Company’s integration plan of W.E.T., which began in earnest following the February 2013 actions that enabled us to operate Gentherm and W.E.T. essentially as one company, the Committee undertook a detailed review of the Bonus Plan. In connection with such review, the Committee adopted a revised bonus plan for 2014 which includes applicable threshold Company financial metrics that must be satisfied prior to the Committee’s subjective determination of the individual performance goals and payouts.

In addition, executive officers of Gentherm who are also officers of W.E.T. agreed to modify the terms of their service agreements to reflect that future bonuses, beginning in 2014, will be determined and paid in accordance with the bonus plans adopted from time to time by the Committee.

Equity Awards. The Committee grants options, stock appreciation rights and restricted stock to named executive officers and key management to retain them and provide an incentive to increase long-term shareholder value. The Committee believes that these equity incentives should be a significant portion of a named executive officer’s potential compensation because increasing long-term shareholder value is senior management’s primary objective. Whenever options or stock appreciation rights are awarded, the Company’s policy is to fix the exercise price of the awards at the fair market value of the related shares of common stock on the date of grant. Therefore, grantees only receive benefit from such options and stock appreciation rights if the price of our common stock increases. As of December 31, 2013, there remained 2,720,332 shares available for grant under the 2013 Equity Incentive Plan.

The Committee has recently started to use restricted stock as an additional means to regularly reward and incentivize named executive officers and certain other key employees.  The Committee believes that restricted stock helps align the long-term interests of the named executive officers and shareholders in a manner similar to options and stock appreciation rights as described above, but also has underlying value on the initial grant date that might otherwise be paid in cash as an additional bonus.

The Committee’s policy has been to grant options, stock appreciation rights and restricted stock awards that vest over a specific period (generally three or four years, either pro rata over the vesting period or cliff vesting) to provide an incentive for the recipient to remain with us, and to align employee efforts with the creation of long-term shareholder value. The number of options, stock appreciation rights and/or shares of restricted stock awarded depends on negotiations with executives, including new hires, management’s recommendations and the Committee’s subjective judgment based on the factors noted above.

Consistent with recent years, the Committee granted options and restricted stock to the U.S. named executive officers in 2013.

Defined Benefit Plan. During 2008, the Committee recommended, and the Independent Directors subsequently approved, The Executive Nonqualified Defined Benefit Plan of Gentherm Incorporated effective April 1, 2008 (the “Defined Benefit Plan”).  Mr. Coker is expected to be the only participant in the Defined Benefit Plan.  The Defined Benefit Plan is intended to entice Mr. Coker to maintain employment with the Company for a considerable period of time. The desire for stability and competence at the executive level was a key factor in the Committee’s decision to recommend the Defined Benefit Plan.

The Defined Benefit Plan, more fully described in Note 12 to our audited financial statements included in our 2013 Annual Report on Form 10-K for the year ended December 31, 2013, includes a vesting period that began on April 1, 2011 and continues for six years. The considerable period of time between adoption of the Defined Benefit Plan and its full vesting is consistent with our goal of retaining a qualified President and Chief Executive Officer. The Defined Benefit Plan, if fully vested, will provide for fifteen annual benefit payments to Mr. Coker, each in the amount of $300,000, beginning January 1, 2018. Based on our review of the benefits offered to presidents and chief executive officers of other similarly-situated companies, and based on our desire to retain the services of Mr. Coker, we believe that the Defined Benefit Plan is fair and reasonable. The Company has also established a corporate-owned life insurance policy (“COLI”) on the life of Oscar B. Marx III, Chairman of the Company’s Board of Directors. The COLI is held by a trust established for payment of benefits under the Defined Benefit Plan.

Other than the Defined Benefit Plan described above, Gentherm does not maintain any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans for U.S. employees, other than our 401(k) Plan, which is available to all of our employees and described in further detail below.

Retirement Contributions (including 401(k) Plan).  We have adopted a 401(k) Plan to provide all eligible U.S. employees a means to accumulate retirement savings on a tax-advantaged basis, and named executive officers are eligible to participate in this plan on the same basis as other participants. Participants may contribute specified portions of their compensation.  For 2013, the Company matched 50% of employee contributions up to a contribution equal to 2% percent of the employee’s compensation.  We may, but are not required to, make additional discretionary contributions. The Company has not made any discretionary contribution to the 401(k) Plan since its inception.

Vacation Pay.  The number of days of vacation time available to each employee is based on the number of years such employee has worked for the Company and, in some instances, contractual agreements. Upon specified events, a U.S. employee will receive a lump sum payment for accumulated vacation time in excess of specified amounts.

Employment and Change in Control Agreements. The Company’s policy, as approved by the Committee, is not to execute formal employment agreements with our U.S. executive officers. The Committee believes it has been able to attract qualified executives without having to negotiate and enter into formal agreements.

Under our equity incentive plans, the Committee retains discretion to accelerate equity awards prior to or in connection with specified terminations and/or changes in control.  See “—Potential Payments Upon Termination or Change in Control—Equity Awards” for a description of such provisions.

Perquisites. We provide certain named executive officers with the use of a company-owned automobile. Our most important products are based on technologies that heat and cool automobile seats and we believe it is important that our executive officers thoroughly understand our products and present themselves to others as users of our products. We allocate the costs of such automobiles between business and personal use and report only the personal-use portion as compensation paid to the applicable employee. The Company also provides club memberships to Mr. Coker. These memberships are used for entertaining current and potential customers and suppliers and other business associates of the Company. They are also used as meeting locations. We allocate the costs of such club memberships between business and personal use and report only the personal-use portion as compensation paid to Mr. Coker.

Compensation of W.E.T. Officers

Employment and Change in Control Agreements. It is customary in Germany for executive officers to enter into employment contracts.  Accordingly, each of Messrs. Oldorff and Liedl has had a written employment agreement with W.E.T. since the beginning of his employment with W.E.T. (collectively, “Service Agreements”).  Mr. Baumhauer also was party to a Service Agreement prior to his resignation.  See “—Potential Payments Upon Termination or Change in Control” for a description of such agreements.

Base Salary.  The Service Agreements set forth the minimum base salaries of Messrs. Baumhauer, Oldorff and Liedl.  Upon his resignation, Mr. Baumhauer was paid his base salary through the end date of his contract period, as required under the terms of his Service Agreement.

2013 W.E.T. Bonus Plan.  The W.E.T. bonus plan provides for annual bonuses in amounts linked to the achievement of Target EVA.  “Target EVA” is defined as the target enterprise value of the W.E.T. group consensually determined by the management board and the supervisory board of W.E.T. and based on a specified calculation model.

After the end of a business year, the degree of achievement of Target EVA is determined by the supervisory board based on the IFRS consolidated financial statements of the W.E.T. group.  The degree of achievement of Target EVA ranges from -100% to +300%.  The amount of the bonus payable to a participant in the plan is then calculated by multiplying the degree of achievement of Target EVA by the “Base Bonus,” defined as a bonus equal to 50% of the participant’s base salary.

If the degree of achievement of Target EVA is between 0% (inclusive) and +100% (inclusive), the bonus is fully determined and transferred to the participant’s account in the month in which the annual financial statements are approved.  If the degree of achievement of Target EVA is between +100% (exclusive) and +300% (inclusive), the amount of the bonus attributable to the +100% achievement of Target EVA is determined and transferred to the participant’s account in the month in which the annual financial statements are approved.  The amount of the bonus attributable to the achievement of Target EVA in excess of +100% (“Excessive Bonus”) is credited to the participant’s bonus bank run by W.E.T. in virtual form (the “Bonus Bank”) 12 months after its determination.  If the degree of achievement of Target EVA is between -100% (inclusive) and 0% (exclusive), no bonus is paid out in the month in which the annual financial statements are approved, but a negative bonus is deducted from the Bonus Bank (“Negative Bonus”).  The Excessive Bonuses credited to the Bonus Bank are then settled with the Negative Bonuses credited to the Bonus Bank, and the resulting balance (the “Balance Bonus”) is registered with the Bonus Bank.  Each year, commencing with business year 2012, in the month in which the annual financial statements are approved, a positive Balance Bonus is to be settled in the amount of 33% of the Balance Bonus and transferred to the participant’s account.  However, as a result of the termination of the W.E.T. bonus plan and movement to the Gentherm bonus plan in 2014, the balance in the Bonus Bank after 2013 computations are made is required to be paid in full.  As noted above, Messrs. Oldorff and Liedl have agreed to modify the terms of their Service Agreements to reflect that future bonuses, beginning in 2014, will be determined and paid in accordance with the bonus plans adopted from time to time by the Committee.  Non-executive officers of W.E.T. will also be eligible to participate in bonus plans adopted from time to time by the Committee beginning in 2014.  The historical W.E.T. bonus program will not be continued.

2013 Equity Awards.  Due to the significant salary and bonus compensation set forth in the Service Agreements, as well as the inability of Gentherm to treat W.E.T. as an operating subsidiary until early 2013 (due to court actions in Germany), the Committee has not historically granted Company equity awards to W.E.T. officers.  Given the detailed integration of W.E.T. with Gentherm that began in mid-2013 after court actions in Germany were dismissed, the Committee anticipates providing Gentherm equity awards on a more regular basis to officers of W.E.T. to similarly retain them and provide an incentive to increase long-term shareholder value.

Effective July 1, 2013, Mr. Oldorff was appointed by the Board as President of the Automotive Business Unit and Thomas Liedl was appointed by the Board as President of the Gentherm Technologies Business Unit. Mr. Oldorff and Mr. Liedl continue to serve as the Chief Operating Officer and Chief Financial Officer, respectively, of W.E.T., positions held since 2008.  In connection with such appointments, the Committee granted cash-settled stock appreciation rights to Messrs. Oldorff and Liedl in 2013 in amounts consistent with the number of stock options historically granted to the other executive officers of Gentherm.  The Committee determined to grant cash-settled stock appreciation rights rather than stock options to Mr. Oldorff and Mr. Liedl due in part to complex and disadvantageous tax and securities law implications of stock-settled awards for foreign employees of a subsidiary.  However, the Committee believes that these cash-settled awards offer the same economic benefits, retention incentive and shareholder alignment as the comparable stock-settled awards (such as options and restricted stock), because the stock appreciation rights provide no realizable value in the absence of stock price appreciation after the grant date.

Perquisites and Other Benefits.  W.E.T. does not maintain any post-retirement medical benefits, non-qualified deferred compensation plans or retirement or pension plans for W.E.T. officers, other than a defined contribution plan.  The Company contributes specified amounts to such defined contribution plans of the named executive officers in accordance with the Service Agreements, which contributions reduce the salary otherwise payable to the W.E.T. officer.  In accordance with the terms of their Service Agreements, W.E.T. also provides Mr. Oldorff and Mr. Liedl with either a company-owned automobile or an automobile allowance and annual vacation pay.

Policies Regarding Equity Awards

Timing and Pricing of Share-Based Grants.  The Committee does not coordinate the timing of equity-based grants with the release of material non-public information. The Committee generally considers equity-based grants for executive officers on an annual basis at regularly scheduled meetings of the Committee, which meeting dates are fixed generally a year in advance, and for executive new hires as applicable.

In accordance with the 2013 Equity Incentive Plan, the exercise price of an option or stock appreciation right will be at least 100% of the fair market value of the Company’s common stock on the date of grant (which date is not earlier than the date the Committee approves such grant).  The Committee is authorized to modify, extend or renew outstanding options or stock appreciation rights or accept the cancellation or surrender of such awards.  However, except in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares),  the Committee may not take actions that would constitute a repricing of options or stock appreciation rights without satisfying the applicable shareholder approval requirements of Nasdaq.  In particular, the 2013 Equity Incentive Plan prohibits direct repricings (lowering the exercise price of an option or stock appreciation right) and indirect repricings (cancelling an outstanding option or stock appreciation right and granting a replacement or substitute option or stock appreciation right with a lower exercise price, or otherwise exchanging such awards for cash, options, stock appreciation rights or other awards).

Stock Ownership Guidelines.  Our Chief Executive Officer is subject to the same stock ownership guidelines as our directors.  See “Corporate Governance Information – Director and Chief Executive Officer Stock Ownership Requirements” for more information regarding the stock ownership requirement for directors and Mr. Coker. The other named executive officers are not subject to such guidelines.

Accounting and Tax Considerations

Section 162(m) Policy. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that subject to certain exceptions (the most significant of which is performance-based compensation), a publicly-held corporation may not deduct compensation exceeding $1 million in any one year paid to its chief executive officer and its three other most highly compensated executive officers (excluding the chief financial officer).  The Committee reserves the right to pay compensation to Company executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. The Committee believes providing the compensation it deems appropriate is more important to the Company than the potential loss of related compensation deductions. For 2013, Section 162(m) will not prevent us from deducting any portion of the compensation paid to our executive officers.

Nonqualified Deferred Compensation. Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation arrangements will be included in an employee's income when vested unless certain conditions are met. If the conditions are not satisfied, amounts subject to such arrangements will be immediately taxable and employees will be subject to income tax, penalties and interest.  The Company has revised certain of its compensation agreements to ensure that all of the Company's employment and severance arrangements satisfy, or are exempt from, the requirements of Section 409A.

Change in Control Payments. Section 280G of the Code disallows a Company's tax deduction for “excess parachute payments,” generally defined as payments to specified persons that are contingent upon a change of control in an amount equal to or greater than three times the person's base amount (the five-year average of Form W-2 compensation). Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. The Company's share-based plans entitle participants to payments in connection with a change in control that may result in excess parachute payments. The Company does not provide any tax-gross ups.

Summary Compensation Table for 2013

The following table sets forth the total compensation paid or earned by the named executive officers in 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)(c)	Changes in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(d)	All Other Compen- sation ($)(e)	Total ($)
Daniel R. Coker	2013	$530,400	$550,000	573,000	$366,560	$355,000	$38,746	$2,413,706
President and Chief	2012	510,000	470,000	285,750	—	317,000	56,328	1,639,078
Executive Officer	2011	340,000	275,000	252,000	373,200	263,000	42,567	1,545,767

Barry G. Steele	2013	266,260	175,000	343,800	183,280	—	21,744	990,084
Vice President of	2012	257,252	150,000	222,250	—	—	25,732	655,234
Finance, Chief Financial Officer and Treasurer	2011	214,376	135,000	201,600	186,600	—	13,472	751,048

Caspar Baumhauer	2013	237,555	—	—	—	—	2,072,687	2,310,242
Former Chief	2012	594,096	868,100	—	—	—	101,107	1,563,303
Executive Officer of W.E.T.(f)	2011	433,200	589,536	—		—	16,595	1,039,331

Frithjof Oldorff	2013	442,370	639,195	—	366,560	—	23,024	1,471,149
President of Automotive	2012	382,135	540,151	—	—	—	15,775	938,061
Business Unit(f)

Thomas Liedl	2013	398,406	572,785	—	274,920	—	16,120	1,262,231
President of Gentherm	2012	369,095	540,152	—	—	—	22,294	931,541
Technologies Business Unit(f)

Greg L. Steinl	2013	241,439	235,000	343,800	183,280	—	17,500	1,021,019
Vice-President of Electronics Business
Unit

(a)

For Messrs. Coker, Steele and Steinl, the amounts in 2013 consist of payments earned under the 2013 Bonus Plan, and, for Mr. Steinl, also includes a $100,000 signing bonus.  In accordance with the 2013 Bonus Plan, the bonus for the first six months of 2013 was paid in August, 2013 and the bonus for the remainder of 2013 was paid in February, 2014. For Messrs. Oldorff and Liedl, the amounts in 2013 consist of payments earned under the W.E.T. bonus plan.

(b)

The amounts reported reflect the aggregate grant-date fair value of awards.  All awards in this column for 2013 relate to restricted stock granted in 2013 under the 2013 Equity Incentive Plan.  The grant-date fair value of each share of restricted stock is calculated as the closing price of our common stock on The NASDAQ Global Select Market on the grant date.

(c)

The amounts reported reflect the aggregate grant-date fair value of awards.  All awards in this column for 2013 relate to options (Messrs. Coker, Steele and Steinl) and cash-settled stock appreciation rights (Messrs. Oldorff and Liedl) granted in 2013 under the 2013 Equity Incentive Plan.  Valuation assumptions used in determining the grant-date fair value of 2013 awards are included in Note 7 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.  Cash-settled stock appreciation rights are liability classified on our balance sheet and the income (expense) is remeasured at each balance sheet date based on the market value of our common stock, although no remeasurements are reflected herein.

(d)

Amounts reported for 2013 represent the increase in the actuarial present value of Mr. Coker’s accumulated benefit under the Defined Benefit Plan from December 31, 2012 to December 31, 2013. We have accounted for the Defined Benefit Plan in accordance with FASB ASC Topic 715, which requires that the Company record a projected benefit obligation representing the present value of future plan benefits when earned by the participant. As of December 31, 2013, the recorded projected benefit obligation was $1,848,000. Valuation assumptions used in determining the projected benefit obligation under the Defined Benefit Plan are included in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(e)

Amounts include the following significant perquisites for 2013: Mr. Coker’s personal use of automobile, $13,018; Mr. Steinl’s personal use of an automobile: $12,984; and payments to Mr. Baumhauer upon his resignation equal to his salary due for the remainder of his Service Agreement plus the full bonus he would have received for the remainder of his Service Agreement, or $1,887,731 in the aggregate.

(f)	Amounts shown were paid in Euros and converted into U.S. Dollars based on the average exchange rate during the applicable year.

Narrative Discussion of Summary Compensation Table

Omitted Yearly Information in Summary Compensation Table.  Messrs. Oldorff and Liedl were named executive officers only in 2013 and 2012, and Mr. Steinl was a named executive officer only in 2013.  The Summary Compensation Table is not required to include information for years in which such persons were not a named executive officer.

Mr. Baumhauer.  Mr. Baumhauer resigned effective June 4, 2013 and received a lump-sum payment of his salary due for the remainder of his Service Agreement, plus an amount equal to the full bonus he would have received for the remainder of his Service Agreement, or $1,887,731 in the aggregate, all of which has been reflected in the “All Other Compensation” totals in the above table.

Amounts in the table for 2011 reflect amounts earned by Mr. Baumhauer after May 16, 2011, the date on which Gentherm became a majority shareholder of W.E.T.   Mr. Baumhauer’s total compensation for 2011 was EUR 1,190,000 or $1,656,574.

Employment Agreements.   Each of Messrs. Oldorff and Liedl is party to Service Agreement with W.E.T., which establishes the material terms of compensation for such person and provides for specified termination benefits.  See “—Potential Payments Upon Termination or Change in Control” for a description of such agreements.

Mr. Steinl.  Mr. Steinl was hired in December 2012.  In connection with his hire, he received a $100,000 signing bonus (reported in the “Bonus” column) and a new-hire award of options (granted in 2012 and not reflected in the Summary Compensation Table).

Grants of Plan-Based Awards in 2013

The following table provides information about equity awards granted to the named executive officers in 2013.  Mr. Baumhauer did not receive any equity awards in 2013.  There were no non-equity or equity incentive awards granted in 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(a)	All Other Option Awards: Number of Securities Underlying Options (#)(b)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(c)
Daniel R. Coker	July 2, 2013	30,000	—	—	$573,000
	July 2, 2013	—	80,000	$19.10	366,560
Barry G. Steele	July 2, 2013	18,000	—	—	343,800
	July 2, 2013	—	40,000	19.10	183,280
Frithjof Oldorff	July 2, 2013	—	80,000	19.10	366,560
Thomas Liedl	July 2, 2013	—	60,000	19.10	274,920
Greg L. Steinl	July 2, 2013	18,000	—	—	343,800
	July 2, 2013	—	40,000	19.10	183,280

(a)	All awards in this column relate to restricted stock granted under the 2013 Equity Incentive Plan.

(b)

The awards in this column for Messrs. Coker, Steele and Steinl are options granted under the 2013 Equity Incentive Plan. The awards in this column for Messrs. Oldorff and Liedl are cash-settled stock appreciation rights granted under the 2013 Equity Incentive Plan.

(c)

See Notes (b) and (c) to the Summary Compensation Table for information regarding the grant-date fair value of each award.  Each share of restricted stock had a grant-date fair value of $19.10.  Each option and cash-settled stock appreciation right had a grant-date fair value of $4.58.

Narrative Discussion of Grants of Plan-Based Awards in 2013

Restricted Stock.  The restricted stock vests in three equal installments on the first through third anniversaries of the grant date, provided such person continues to be employed by the Company on each such vesting date.

Options.  The options vest in four equal installments on the first through fourth anniversaries of the grant date, provided such person continues to be employed by the Company on each such vesting date.

Cash-settled Stock Appreciation Rights.  The cash-settled stock appreciation rights vest on the fourth anniversary of the grant date, provided such person continues to be employed by the Company on such vesting date.

Outstanding Equity Awards at December 31, 2013

The following table provides information on the current holdings of unexercised and/or unvested options, unvested stock appreciation rights and unvested restricted stock for each of the named executive officers as of December 31, 2013.

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(d)
Name	Grant Date		Exercisable	Unexercisable
Daniel R. Coker	9/2/11	(a)	40,000	40,000	$12.60	9/2/18	—	—
	7/2/13	(a)	—	80,000	19.10	7/2/20	—	—
	Various	(c)	—	—	—	—	41,250	$1,105,913
Barry G. Steele	9/2/11 7/2/13	(a) (a)	— —	20,000 40,000	12.60 19.10	9/2/18 7/2/20	— —	— —
	Various	(c)	—	—	—	—	26,750	717,168
Caspar Baumhauer	N/A		—	—	—	—	—	—
Frithjof Oldorff	7/2/13	(b)	—	80,000	19.10	7/2/20	—	—
Thomas Liedl	7/2/13	(b)	—	60,000	19.10	7/2/20	—	—
Greg L. Steinl	12/6/12 7/2/13	(a) (a)	10,000 —	30,000 40,000	11.53 19.10	12/7/19 7/2/20	— —	— —
	7/2/13	(c)	—	—	—	—	18,000	482,580

(a)	The options vest in four equal installments on the first through fourth anniversaries of the grant date, provided such person continues to be employed by the Company on each such vesting date.
(b)	The cash-settled stock appreciation rights vest on the fourth anniversary of the grant date, provided such person continues to be employed by the Company on such vesting date.
(c)	The restricted stock vests as follows, provided such person continues to be employed by the Company on such vesting date:

		July 2,
Name	November 20, 2014	2014	2015	2016
Daniel R. Coker	11,250	10,000	10,000	10,000
Barry G. Steele	8,750	6,000	6,000	6,000
Greg L. Steinl	—	6,000	6,000	6,000

(d)	Based on the closing price of the Company’s common stock on The NASDAQ Global Select Market on December 31, 2013, which was $26.81.

Option Exercises and Stock Vested in 2013

The following table provides information on the value realized by the named executive officers on the exercise of options and the vesting of restricted stock in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Daniel R. Coker	50,000	$722,648	16,250	$344,225
Barry G. Steele	69,900	568,676	12,750	269,445
Caspar Baumhauer	—	—	—	—
Frithjof Oldorff	—	—	—	—
Thomas Liedl	—	—	—	—
Greg L. Steinl	—	—	—	—

(a)

The value realized is based on the number of options exercised multiplied by the difference between (i) the closing price of our common stock on The NASDAQ Global Select Market on the exercise date and (ii) the exercise price.

(b)	The value realized is based on the number of shares of restricted stock vested multiplied by the closing price of our common stock on The NASDAQ Global Select Market on the vesting date.

Pension Benefits in 2013

The following table provides information related to the Company’s Defined Benefit Plan in 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(a)	Payments During Last Fiscal Year ($)
Daniel R. Coker	The Executive Nonqualified Defined Benefit Plan of Gentherm Incorporated	3	$1,848,000	$—

(a)

Amount represents the present value of future benefits under the Defined Benefit Plan through December 31, 2013. Valuation assumptions used in determining the projected benefit obligation under the Defined Benefit Plan are included in Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Defined Benefit Plan—Mr. Coker.  The Executive Nonqualified Defined Benefit Plan of Gentherm Incorporated was effective April 1, 2008.  Mr. Coker is expected to be the only participant in the Defined Benefit Plan. Mr. Coker will become entitled to receive benefits under the Defined Benefit Plan through his continuous service to the Company as follows: Mr. Coker will become proportionally vested in the benefit over a six-year period that commenced on April 1, 2011. If fully vested, the Defined Benefit Plan provides for fifteen annual retirement benefit payments to Mr. Coker, each in the amount of $300,000, beginning January 1, 2018.  The Company has also established a corporate-owned life insurance policy on the life of Oscar B. Marx III, Chairman of the Company’s Board of Directors, which policy is held by a trust established for payment of benefits under the Defined Benefit Plan.

Potential Payments Upon Termination or Change in Control

Equity Awards

Equity awards were issued in 2013, 2012 and 2011 under the 2013 Equity Incentive Plan and the 2006 Equity Incentive Plan and the related award agreements.  Under the terms of each plan, prior to a termination event, the Committee (as defined therein) has the discretion to provide for accelerated vesting of options, cash-settled stock appreciation rights and restricted stock at any time and for any reason, in whole or in part.

For options, cash-settled stock appreciation rights and restricted stock awards, each unvested award will be immediately terminated or forfeited upon any termination of service.

For all terminations other than for “cause” (as determined by the Committee), each vested option or cash-settled stock appreciation right will be exercisable for a period of 90 days following such termination and, in the case of cash-settled stock appreciation rights, will be deemed to have been exercised on the 90th day if not otherwise exercised prior to such date; provided, however, such awards will not be exercisable after the expiration date of the award. For a termination for cause, each vested option or stock appreciation right will be immediately terminated.

Notwithstanding the foregoing, (i) if a termination is due to a participant’s death, permanent disability or retirement, (ii) if a termination is by the Company or a subsidiary without cause, (iii) upon agreement between the parties, or (iv) upon or in anticipation of a change in control (as defined in the plan), the Committee has the discretion to accelerate vesting of options, cash-settled stock appreciation rights and restricted stock, in whole or in part.

Impact of Acceleration of Share-Based Awards as of December 31, 2013. If the Committee determined to accelerate the vesting of options, cash-settled stock appreciation rights and restricted stock, in whole, as of a December 31, 2013 termination event, each of the named executive officers would receive the benefits set forth below.  Such calculation determines the benefit of accelerated vesting of options and stock appreciation rights as (i) the difference between (a) the closing price of our common stock on The NASDAQ Global Select Market on December 31, 2013 ($26.81) and (b) the exercise price of the unvested options or the base price of the unvested stock appreciation rights, and (ii) multiplied by the number of shares of common stock underlying the awards held at December 31, 2013; provided, however, that negative amounts are treated as having zero value.  Such calculation determines the benefit of accelerated vesting of restricted stock as the closing price of our common stock on The NASDAQ Global Select Market on December 31, 2013 ($26.81) multiplied by the number of shares of common stock underlying the restricted stock held at December 31, 2013.

The named executive officers would receive a benefit as of December 31, 2013 equal to:  Daniel R. Coker, $2,291,113; Barry G. Steele, $1,309,768; Mr. Oldorff, $616,800; Mr. Liedl, $462,600; and Mr. Steinl, $1,249,380.  Mr. Baumhauer did not hold any equity awards as of December 31, 2013 due to his resignation in June 2013.

Service Agreement—Mr. Oldorff.

Mr. Oldorff had a Service Agreement, most recently amended and restated on July 4, 2011, with a termination date as of December 31, 2013.  The Service Agreement provided for (i) a base salary; (ii) participation in W.E.T.’s bonus plan; (iii) the use of an automobile; (iv) paid vacation; (v) specified insurance benefits and (vi) reimbursement of business expenses. In addition, Mr. Oldorff was entitled to special consideration in an amount determined by W.E.T.’s supervisory board if he rendered extraordinary services which led to sustainably beneficial effects for W.E.T. that were not foreseeable at the time the agreement was executed.

Upon specified terminations as of December 31, 2013, Mr. Oldorff would have been entitled to severance in the amount of two times his base salary as well as the continued use of his company car for two years, which corresponds to approximately $900,000 in total.  The foregoing termination payments would have been conditioned on compliance with the confidentiality provisions set forth in his Service Agreement.  In addition, see “—Equity Awards” above for a description of the value of acceleration of outstanding equity awards as of December 31, 2013.

Mr. Oldorff’s Service Agreement was amended effective January 1, 2014 for a three-year term.  Pursuant to the amendment, Mr. Oldorff’s base salary will be EUR 350,000 per annum, and Mr. Oldorff will participate in Gentherm’s bonus plan.  The amendment otherwise continues the terms and conditions of the prior agreement.

Service Agreement—Mr. Liedl.

Mr. Liedl had a Service Agreement with Gentherm GmbH, most recently amended and restated on July 4, 2011.  Mr. Liedl entered into a new Service Agreement that replaced his existing agreement effective September 30, 2013 for an indefinite term.  The new agreement provides an initial salary of EUR 310,000 per annum. Either party may terminate the agreement upon six months prior notice, beginning September 30, 2014.  The Service Agreement provides for (i) a base salary; (ii) participation in a bonus plan (with a target annual bonus equal to 50% of his base salary); (iii) eligibility for long-term incentive compensation granted by Gentherm from time to time in the discretion of its Board of Directors; (iv) the use of an automobile with an acquisition value of up to EUR 80,000; (v) paid vacation; (vi) specified insurance benefits and (vii) reimbursement of business expenses.  If Mr. Liedl cannot fulfill his employment duties due to sickness or other reasons for which he is not responsible, he is entitled to his base salary for up to six months (set off against any insurance).

Upon specified terminations as of December 31, 2013, Mr. Liedl would have been entitled to nine months of severance under the Service Agreement, which corresponds to approximately $350,000 in total. In addition, see “—Equity Awards” above for a description of the value of acceleration of outstanding equity awards as of December 31, 2013.

Service Agreement—Mr. Baumhauer.

Mr. Baumhauer, the former Chief Executive Officer of W.E.T., also had entered into a Service Agreement with W.E.T.  Mr. Baumhauer resigned from his position at W.E.T. effective June 4, 2013 and accordingly ceased to be an executive officer of the Company as of that date.

OTHER MATTERS

Enclosed with this Proxy Statement is our Annual Report for the year ended December 31, 2013. The Annual Report is enclosed as required by SEC rules, but should not be viewed as part of the proxy solicitation material. If any person who was a shareholder of record of our common stock on the record date for the Annual Meeting desires additional copies of the Annual Report, they will be furnished without charge upon receipt of a written request. The request should identify the person making the request as a shareholder as of the record date and should be directed to Kenneth J. Phillips, Secretary of Gentherm Incorporated, 21680 Haggerty Road, Suite 101, Northville, Michigan 48167.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be Held on May 7, 2014

The 2014 proxy statement and 2013 annual report are available at:

www.edocumentview.com/THRM.

By Order of the Board of Directors,

Daniel R. Coker

President and Chief Executive Officer

April 14, 2014

GENTHERM INCORPORATED

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. The election to the Board of Directors of the nominee(s) specified in the Proxy Statement:

01 - Lewis Booth 02 - Francois Castaing 03 - Daniel Coker

04 - Sophie Desormière 05 - Maurice Gunderson 06 - Oscar B. Marx III

07 - Carlos Mazzorin 08 - Franz Scherer 09 - Byron Shaw

Mark here to vote

FOR all nominees

Mark here to WITHHOLD

vote from all nominees

For All EXCEPT - To withhold authority to vote for any

nominee(s), write the name(s) of such nominee(s) below.

For Against Abstain

2. To ratify the appointment of Grant Thornton LLP to act as the Company’s independent registered public accounting firm for the year ended December 31, 2014.

3. To approve, on an advisory basis, the compensation of our named executive officers.

For Against Abstain

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If the shareholder is a corporation, sign in full corporate name of the authorized office.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U P X 1 6 2 8 9 2 2

01N1NB

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting and proxy statement are available at www.gentherm.com and at www.edocumentview.com/THRM; however, the only means by which you are able to deliver your proxy is by dating and signing this proxy card and returning it prior to the Annual Meeting of Shareholders.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — GENTHERM INCORPORATED

21680 HAGGERTY ROAD

SUITE 101

NORTHVILLE, MICHIGAN 48167

The undersigned, revoking all prior proxies, hereby appoints Daniel R. Coker and Barry G. Steele as Proxies, each with the power to appoint his or her substitute, and hereby, authorizes them to represent and to vote, as designated below, all the shares of common stock of Gentherm Incorporated held of record by the undersigned on April 1, 2014 at the Annual Meeting of shareholders to be held on Wednesday, May 7, 2014 or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES, FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP TO ACT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2014 AND FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION. WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF DANIEL R. COKER AND BARRY G. STEELE IN ACCORDANCE WITH THEIR BEST JUDGMENT.